Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Watsco, Inc.:

We consent to the use of our reports dated February 27, 2014, with respect to the consolidated balance sheets of Watsco, Inc. and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2013, and the effectiveness of internal control over financial reporting as of December 31, 2013, incorporated by reference herein.

/s/KPMG LLP

August 1, 2014

Miami, Florida

Certified Public Accountants